Exhibit 4.1

SECURED PROMISSORY NOTE

Up to $9,286,770.80	April 26, 2023

FOR VALUE RECEIVED, Aridis Pharmaceuticals, Inc., a Delaware corporation (“Aridis”), Aridis Pharmaceuticals, C.V., a Netherlands partnership (“ARDS CV”), and Aridis Biopharmaceuticals, LLC, a Delaware limited liability company (“ARDS LLC” and, together with Aridis and ARDS CV, “Borrower”), jointly and severally promise to pay in lawful money of the United States of America to the order of Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), the principal sum of up to $9,286,770.80, together with all other amounts due under this Secured Promissory Note (this “Note”). This Note is issued pursuant to that certain Note Purchase and Loan Restructuring Agreement dated April 26, 2023 (the “Effective Date”), as the same may be amended from time to time, by and between Borrower and Lender (the “Note Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $606,564.45. In addition, Borrower agrees to pay $15,000.00 to Lender to cover Lender’s accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Effective Date. The purchase price for this Note shall be $8,665,206.36, computed as follows: $9,286,770.80 original principal balance, less the OID, less the Transaction Expense Amount.

1. Payment; Etc.

1.1. Payment. The Outstanding Balance shall be repaid on or before the date that is twelve (12) months from the Effective Date (the “Due Date”). Borrower will make all payments of sums due hereunder to Lender at Lender’s address set forth in the Note Purchase Agreement, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

1.2. Draws. Borrower acknowledges that Lender has concurrently herewith directly funded a draw (each, a “Draw”) to Aridis in the amount of $1,000,000.00. Lender and Borrower are parties to that certain Escrow Agreement dated as of the Effective Date (the “Escrow Agreement”) whereby, among other things, Lender shall place into escrow an amount equal to $1,500,000.00 (the “Escrowed Amount”) as of the Effective Date and agrees that Escrow Agent (as defined in the Escrow Agreement) shall release Draws to Aridis as follows: $750,000.00 of the Escrowed Amount (the “First Draw Amount”) will be released upon satisfaction of the First Draw Conditions (as defined below) and the balance of the Escrowed Amount (the “Second Draw Amount”) will be released upon satisfaction of the Second Draw Conditions (as defined below). Escrow Agent shall fund each draw amount (each, a “Draw Amount”) from the Escrow Account (as defined in the Escrow Agreement) only to a bank account owned and controlled by Aridis and only (i) upon the receipt by Escrow Agent of a duly executed certificate from each Borrower and Lender which (a) certifies that Borrower has met all applicable Draw Conditions (including, without limitation, the First Draw Conditions or the Second Draw Conditions, as applicable) prior to the disbursement of each Draw Amount, and (b) requests an amount equal to or less than the maximum allotted Draw Amount for the relevant Draw Conditions, or (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either all of the Borrowers or the Lender, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount.

1.3. Draw Conditions. The following shall be preconditions to each Draw Amount being funded: (i) none of the entities comprising Borrower has filed for bankruptcy protection, sought the appointment of a receiver, or taken any action that would result in the dissolution or winding up of any of such entities; (ii) the creditors of any of the entities comprising Borrower have not filed an involuntary bankruptcy petition or sought the appointment of a receiver; (iii) no lien or pledge has attached to either the stock or assets of any entity comprising Borrower or any of their respective affiliates that did not exist as of the Effective Date, except for increases of outstanding balances in the ordinary course of business solely in accordance with financing agreements already in place as of such date; (iv) no Trigger Event (as defined below) has occurred and is continuing as of the date of the request; and (v) any and all additional draw conditions set forth in the Transaction Documents have been met (each of (i) through (v), a “Draw Condition,” collectively the “Draw Conditions”). Additionally, the following conditions must also be satisfied prior to Lender funding the First Draw Amount (the “First Draw Conditions”): (a) all of the Draw Conditions shall have been satisfied; (b) all of Lender’s security interests granted pursuant to Section 2 below have been perfected to Lender’s reasonable satisfaction; and (c) Aridis has filed a preliminary Form S-1 with the SEC. Moreover, the following conditions must also be satisfied prior to Lender funding the Second Draw Amount (the “Second Draw Conditions”): (a) all of the Draw Conditions shall have been satisfied; (b) all of the First Draw Conditions shall have been satisfied; and (c) either (1) Aridis has raised $750,000.00 in new funding through the sale of shares of its common stock through its Form S-1, or (2) ninety-one (91) days have passed since the Effective Date.

1.4. Prepayment Premium. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due; provided that in the event Borrower elects to prepay all or any portion of the Outstanding Balance, it shall pay to Lender one hundred ten percent (110%) of the portion of the Outstanding Balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

1.5. Debt Reduction Amount. Beginning on the date that is six (6) months from the Effective Date and on the same day of each month for the following five (5) calendar months thereafter, Borrower will be obligated to reduce the Outstanding Balance of this Note by sixteen and two-thirds percent (16.6667%) of the Outstanding Balance of this Note as of the date that is six (6) months from the Effective Date (the “Debt Reduction Amount”) per month. Moreover, all payments of the Debt Reduction Amount shall be considered prepayments for purposes of Section 1.4 above.

1.6. Interest. Interest will accrue on Outstanding Balance at the rate of eight percent (8%) per annum. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

2. Security. This Note is secured by the Security Agreement (as defined in the Note Purchase Agreement), executed by Borrower in favor of Lender encumbering the collateral set forth therein, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

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4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Note Purchase Agreement; (i) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Note Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Note Purchase Agreement; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; or (m) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b), (c), (d), (e) or (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon.

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5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

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8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Note Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Note Purchase Agreement) set forth as an exhibit to the Note Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Note Purchase Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

16. Joint and Several Liability. Each of Aridis, ARDS CV, and ARDS LLC are jointly and severally liable for all liabilities, amounts and obligations hereunder and a breach, Default, Trigger Event, or failure to observe any obligation, covenant, commitment or duty by one is deemed also to have been committed by the other.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Aridis Pharmaceuticals, Inc.

By:
Name:
Title:

Aridis Biopharmaceuticals, LLC

By:
Name:
Title:

Aridis Pharmaceuticals, C.V.

By:
Name:
Title:

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:
John M. Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share Note Purchase Agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share Note Purchase Agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or reverse splits of its outstanding and authorized shares of Common Stock to meet Nasdaq listing requirements or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A2. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(h).

A3. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A4. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A5. “OID” means an original issue discount.

A6. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A7. “Outstanding Balance” means as of any date of determination, the sum of any Draws funded, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A8. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events. For avoidance of doubt, the Trigger Effect shall be fully earned and applied to the Outstanding Balance as of the date that any applicable Trigger Event occurs.

A9. “Trading Day” means any day on which Nasdaq (or such other principal market for the Common Stock) is open for trading.